EXHIBIT 10.70

AMENDMENT NO. 4

TAYLOR CAPITAL GROUP, INC.

DEFERRED COMPENSATION PLAN

THIS AMENDMENT is made by Taylor Capital Group, Inc., a Delaware corporation (the “Employer”).

WHEREAS, the Employer amended and restated the Taylor Capital Group, Inc. Deferred Compensation Plan (the “Plan”), with an effective date of April 1, 2001; and

WHEREAS, the Employer currently maintains this Plan for the benefit of a select group of management and highly compensated employees; and

WHEREAS, pursuant to Section 5.2 Investments, Gains and Losses, Subsection (b) of the Plan document, the Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions, Discretionary Contributions, Executive Discretionary Contribution, investment experience distributions and any other appropriate adjustments; and

WHEREAS, pursuant to Section 5.2 Investment Gains and Losses, Subsection (b) of the Plan document, such adjustments shall be made as frequently as is administratively feasible; and

WHEREAS, pursuant to Section 10.8 Expenses of the Plan document, all expenses incurred in the administration of the Plan, whether incurred by the Employer, Administrator, or the Plan shall be paid by the Employer; and

WHEREAS, the Employer now wishes to amend the Plan document to provide clarity as to the ability of the Administrator, upon direction of the Employer under Section 10.8, to make an appropriate adjustment(s) to a Participant’s Account to accommodate the payment of administration fees and/or Trust, as that term is defined in the Plan, fees for the continuation of this Plan; and

WHEREAS, Section 10.10 Amendment and Termination of the Plan document confers to the Employer the sole authority to modify, amend and terminate the Plan, subject to non-applicable restrictions; and

WHEREAS, pursuant to the aforementioned authority to amend the Plan, the Employer herby amends the Plan with an effective date coinciding with the execution date of this Amendment No. 4.

NOW THEREFORE, in consideration of the foregoing premises, desires and promises contained in the Plan, the Plan shall be amended as follows:

1. Article 5, Accounts, Section 5.2 “Investments, Gains and Losses” Subsection (b), of the Taylor Capital Group, Inc. Deferred Compensation Plan is to be revised to incorporate the following provision, in it’s entirety, as an amendment and replacement to the original provision:

“(b) The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions, Discretionary Contributions, Executive Discretionary Contribution, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible and shall include the payment of those expenses, pursuant to Section 10.8 Expenses, as shall be directed by the Employer from time to time.”

2. Article 10, General Provisions, Section 10.8 “Expenses” of the Taylor Capital Group, Inc. Deferred Compensation Plan is to be revised to incorporate the following provision, in it’s entirety, as an amendment and replacement to the original provision:

“10.8 Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Employer, Administrator, or the Plan, shall be paid by the Employer directly, or through the appropriate adjustment(s) of a Participant’s Account pursuant to Section 5.2(b), contained herein.”

3. The Plan’s index shall be automatically amended to reflect the changes as provided for in this Amendment No. 4.

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this 19th day of March 2003.

/s/ MELVIN E. PEARL
On behalf of the Committee as Aforesaid